Exhibit 99.1

MarkWest Energy Partners, L.P.	Contact:	Frank Semple, Chairman, President & CEO
1515 Arapahoe Street		Nancy Buese, Executive VP and CFO
Tower 1, Suite 1600		Josh Hallenbeck, VP of Finance & Treasurer
Denver, Colorado 80202	Phone:	(866) 858-0482
	E-mail:	investorrelations@markwest.com

MarkWest Energy Partners Announces Major Expansion Projects and Reports Record Financial and Operational Results for Second Quarter 2014

•                  Second quarter DCF of $161.7 million and increased quarterly distribution of 88 cents per common unit with 104 percent distribution coverage

•                  Placed into service five major infrastructure projects, consisting of two processing plants with 320 MMcf/d of capacity in the Marcellus Shale, a 200 MMcf/d processing plant in the Utica Shale, 20,000 Bbl/d of ethane and heavier fractionation in the Marcellus Shale, and a 40,000 Bbl/d de-ethanization facility in the Utica Shale

•                  Announced 7 major infrastructure projects adding 720 MMcf/d of processing capacity and 110,000 Bbl/d of fractionation capacity

•                  19 major processing and fractionation facilities under construction and maintains capital forecast of $2.0 to $2.3 billion in 2014 and approximately $2.0 billion in 2015

•                  Achieved investment grade rating on the $1.3 billion Senior Secured Credit Facility

•                  Increased fee-based net operating margin to 71 percent from 61 percent when compared to the second quarter of 2013

•                  Narrowed 2014 DCF forecast to $630 to $670 million, which increases midpoint to $650 million

•                  Achieved the number one ranking in the 2014 Oil & Natural Gas Midstream Services Customer Satisfaction Survey conducted byEnergyPoint Research.  The Partnership has achieved the highest ranking for total customer satisfaction in four out of five surveys that EnergyPoint has conducted since 2006

DENVER—August 6, 2014—MarkWest Energy Partners, L.P. (NYSE: MWE) (“the Partnership”) today reported quarterly cash available for distribution to common unitholders, or distributable cash flow (DCF), of $161.7 million for the three months ended June 30, 2014, and $310.2 million for the six months ended June 30, 2014.  DCF for the three months ended June 30, 2014 represents distribution coverage of 104 percent.  The second quarter distribution of $155.8 million, or $0.88 per common unit, will be paid to unitholders on August 14, 2014. The second quarter 2014 distribution represents an increase of $0.01 per common unit or 1.2 percent over the first quarter 2014 distribution and an increase of $0.04 per common unit or 4.8 percent compared to the second quarter 2013 distribution.  As a Master Limited Partnership, cash distributions to common unitholders are largely determined based on DCF.  A reconciliation of DCF to net income, the most directly comparable GAAP financial measure, is provided within the financial tables of this press release.

The Partnership reported Adjusted EBITDA for the three and six months ended June 30, 2014, of $208.2 million and $395.8 million, respectively, compared to $155.7 million and $296.5 million for the respective three and six months ended June 30, 2013. The Partnership believes the presentation of Adjusted EBITDA provides useful information because it is commonly used by investors in Master Limited Partnerships to assess financial performance and operating results of ongoing business operations.  A reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP financial measure, is provided within the financial tables of this press release.

The Partnership reported income before provision for income tax for the three and six months ended June 30, 2014 of $10.1 million and $38.6 million, respectively.  Income before provision for income tax includes non-cash losses associated with the change in fair value of derivative instruments of $18.8 million and $7.0 million for the respective three and six months ended June 30, 2014.  Excluding these items, income before provision for income tax for the three and six months ended June 30, 2014 would have been $28.9 million and $45.6 million, respectively.

“We are excited to announce major capacity expansions and record financial and operational performance for the second quarter of 2014,” stated Frank Semple, Chairman, President, and Chief Executive Officer. “The completion of five major infrastructure projects in the Marcellus and Utica Shales over the past three months has provided our producer customers the ability to continue expanding their rich-gas development programs. Due to their ongoing success, we expect overall system volumes to continue to rapidly expand and provide us with unique opportunities to significantly grow cash flow and achieve future distribution growth targets.”

BUSINESS HIGHLIGHTS

Marcellus:

•                  In May, the Partnership announced that it will increase total processing capacity at the Mobley complex in Wetzel County, West Virginia to 920 million cubic feet per day (MMcf/d) with the construction of an additional 200 MMcf/d processing plant.  The new plant is anchored by a long-term, fee-based contract with EQT Corporation (NYSE: EQT) and is expected to be in service by the second quarter of 2015.  The Mobley complex currently consists of three plants with 520 MMcf/d of total processing capacity and during the fourth quarter of this year, the Partnership will begin operations of a fourth plant at the complex, increasing capacity to 720 MMcf/d. The Mobley complex supports growing Marcellus rich-gas production from EQT Corporation, Magnum Hunter Resources Corporation (NYSE: MHR), Stone Energy Corporation (NYSE: SGY), CONSOL Energy Inc. (NYSE: CNX), and Noble Energy, Inc. (NYSE: NBL).

•                  In May, the Partnership commenced operations of a fifth 200 MMcf/d Majorsville processing plant at the Majorsville complex in Marshall County, West Virginia. The new plant is anchored by Range Resources Corporation (NYSE: RRC) (Range Resources) and has increased the total capacity of the Majorsville Complex to 870 MMcf/d.

•                  In May, the Partnership completed the 120 MMcf/d Bluestone II processing plant in Butler County, Pennsylvania. The new plant is anchored by a long term, fee-based contract with Rex Energy Corporation (NASDAQ: REXX). In conjunction with new processing, the Partnership began operations of an additional 20,000 barrels per day (Bbl/d) of ethane and heavier fractionation infrastructure to support growing NGL production from the rich-gas areas of the northeast Marcellus Shale and Upper Devonian formation. To facilitate the production of ethane at the Bluestone complex, the Partnership has also completed a 32-mile purity ethane pipeline connecting to the Mariner West project.

•                  Today, the Partnership is announcing that it will construct a seventh 200 MMcf/d processing plant at the Sherwood complex in Doddridge County, West Virginia, at the request of Antero Resources Corporation (NYSE: AR) (Antero Resources).  The new plant is anchored by long-term, fee-based agreements and will expand total capacity at the Sherwood complex to 1.4 billion cubic feet per day (Bcf/d) by the third quarter of 2015.  Later this month, the Partnership will begin operations of the Sherwood IV plant.  Antero Resources is the anchor producer supporting the Sherwood complex and continues to develop its prolific rich-gas acreage position in northern West Virginia.

•                  Today, the Partnership is announcing that it will construct a sixth processing complex in the Marcellus Shale. The new Hillman complex will be located in Washington County, Pennsylvania and will support Range Resources’ rapidly growing rich-gas production. The Hillman complex will initially consist of Hillman I, a 200 MMcf/d processing plant, and an associated de-ethanization facility. The Hillman complex is scheduled to become operational during the first quarter of 2016. Propane and heavier natural gas liquids recovered at the Hillman complex will be transported by a new pipeline to the Houston complex for fractionation.

Utica:

•                  In June, the Partnership and The Energy & Minerals Group (EMG) announced an expansion of the Hopedale fractionation and marketing complex (Hopedale complex) in Harrison County, Ohio to support growing NGL production from the Marcellus and Utica Shales. The expansion will double the propane and heavier fractionation capacity at the Hopedale complex to 120,000 Bbl/d and is expected to be operational in the first quarter of 2015.

•                  In June, Summit Midstream Partners, LLC (Summit), the privately held company that owns and controls the general partner of Summit Midstream Partners, LP (NYSE: SMLP), exercised the option it acquired from a subsidiary of Gulfport Energy Corporation (NASDAQ: GPOR) (Gulfport Energy) to purchase a 40% equity interest in two of the Partnership’s and EMG’s unconsolidated affiliates, Ohio Gathering Company, L.L.C. and Ohio Condensate Company, L.L.C., through a cash investment of approximately $324.7 million and $7.3 million, respectively, that was received in May 2014 and true-up payments of $16.5 million and $1.3 million, respectively, that were received in July 2014.

•                  In July, MarkWest Utica EMG completed the 200 MMcf/d Seneca III processing plant in Noble County, Ohio. The new plant is anchored by Antero Resources under a long-term, fee-based contract and has expanded the total processing capacity of the Seneca complex to 600 MMcf/d. In order to support the continued growth of Antero Resources and other producers, the Partnership expects to complete a fourth 200 MMcf/d processing plant in the second quarter of 2015.

•                  In July, MarkWest Utica EMG completed a 40,000 Bbl/d de-ethanization facility at the Cadiz complex in Harrison County, Ohio. This new fractionation facility will provide MarkWest Utica EMG’s producer customers with the ability to meet residue gas quality specifications and downstream ethane pipeline commitments. Purity ethane produced at the new Cadiz facility will be delivered to the ATEX pipeline.

•                  Today, MarkWest Utica EMG is announcing the development of Cadiz III, a 200 MMcf/d processing plant at the Cadiz complex in Harrison County, Ohio. The new facility is expected to begin operations during the first quarter of 2015 and will increase total processing capacity of the Cadiz complex to 525 MMcf/d. The Cadiz complex currently consists of a 125 MMcf/d cryogenic processing plant and during September 2014, MarkWest Utica EMG will begin operations of the 200 MMcf/d Cadiz II plant to support rich-gas production from Gulfport Energy and other producers.

Southwest:

•                  In April, the Partnership’s Centrahoma Joint Venture (Centrahoma) commenced operations of the Stonewall processing facility, a 120 MMcf/d plant in the Woodford Shale in Southwest Oklahoma. The completion of the Stonewall plant increases Centrahoma’s total processing capacity to 220 MMcf/d.

•                  Today, the Partnership is announcing that it will construct a fourth processing plant at its Carthage facilities in Panola County, Texas to support growing rich-gas production from the Haynesville Shale and Cotton Valley formation. The new plant will have an initial capacity of 120 MMcf/d and is scheduled to begin operations in the first quarter of 2015. Once completed, total processing capacity at the Partnership’s East Texas operations will increase to 520 MMcf/d.

Capital Markets

•                  Year-to-date, the Partnership has issued 15.1 million new units and received net proceeds of approximately $976.9 million.

•                  Achieved investment grade rating by Standard & Poor’s on the Partnership’s Senior Secured Credit Facility.

FINANCIAL RESULTS

Balance Sheet

•                  As of June 30, 2014, the Partnership had $74.0 million of cash and cash equivalents in wholly owned subsidiaries and $847.5 million of remaining capacity under its $1.3 billion Senior Secured Credit Facility after consideration of $11.3 million of outstanding letters of credit and $441.2 million of outstanding borrowings.

Operating Results

•                  Operating income before items not allocated to segments for the three months ended June 30, 2014, was $220.1 million, an increase of $42.6 million when compared to $177.5 million over the same period in 2013.  This increase was primarily attributable to higher processing volumes.  Processed volumes continued to increase in the second quarter of 2014, growing approximately 53 percent when compared to the second quarter of 2013, primarily due to the Partnership’s Marcellus and Utica segments.

A reconciliation of operating income before items not allocated to segments to income before provision for income tax, the most directly comparable GAAP financial measure, is provided within the financial tables of this press release.

•                  Operating income before items not allocated to segments does not include (losses) gains on commodity derivative instruments. Realized (losses) gains on commodity derivative instruments were ($1.9) million in the second quarter of 2014 and $2.0 million in the second quarter of 2013.

Capital Expenditures

•                  For the three months ended June 30, 2014, the Partnership’s portion of capital expenditures was $608.1 million.

ADJUSTED EBITDA, DCF AND CAPITAL EXPENDITURE FORECAST

The Partnership forecasts its 2014 Adjusted EBITDA in a range of $810 million to $870 million and has narrowed its 2014 DCF forecast to a range of $630 million to $670 million based on its current forecast. The Partnership has become less sensitive to changes in commodity prices as a result of significant increases in fee-based income.    An updated sensitivity analysis for forecasted 2014 DCF based on changes in composite NGL prices and changes in volume assumptions is provided within the tables of this press release.

The Partnership’s portion of growth capital expenditures for 2014 is forecasted in a range of $2.0 billion to $2.3 billion and for 2015 is forecasted at approximately $2.0 billion.  Maintenance capital for 2014 is forecasted at approximately $25 million.

CONFERENCE CALL

The Partnership will host a conference call and webcast on Thursday, August 7, 2014, at 12:00 p.m. Eastern Time to review its second quarter 2014 financial results. Interested parties can participate in the call by dialing (800) 475-0218 (passcode “MarkWest”) approximately ten minutes prior to the scheduled start time. To access the webcast and associated second quarter 2014 earnings call presentation, please visit the Investor Relations section of the Partnership’s website at www.markwest.com. A replay of the conference call will be available on the Partnership’s website or by dialing (800) 839-1248 (no passcode required).

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MarkWest Energy Partners, L.P. is a master limited partnership engaged in the gathering, processing and transportation of natural gas; the gathering, transportation, fractionation, storage and marketing of natural gas liquids; and the gathering and transportation of crude oil.  MarkWest has a leading presence in many unconventional gas plays including the Marcellus Shale, Utica Shale, Huron/Berea Shale, Haynesville Shale, Woodford Shale and Granite Wash formation.

This press release includes “forward-looking statements.”  All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. Although MarkWest believes that the expectations reflected in the forward-looking statements are reasonable, MarkWest can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the Securities and Exchange Commission (SEC).  Among the factors that could cause results to differ materially are those risks discussed in the periodic reports filed with the SEC, including MarkWest’s Annual Report on Form 10-K for the year ended December 31, 2013. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.”  MarkWest does not undertake any duty to update any forward-looking statement except as required by law.

MarkWest Energy Partners, L.P.

Financial Statistics

(unaudited, in thousands, except per unit data)

	Three months ended June 30,		Six months ended June 30,
Statement of Operations Data	2014	2013	2014	2013
Revenue:
Revenue	$525,119	$395,421	$1,041,562	$768,879
Derivative (loss) gain	(6,753)	19,699	(10,720)	19,514
Total revenue	518,366	415,120	1,030,842	788,393

Operating expenses:
Purchased product costs	215,824	155,359	427,388	307,916
Derivative loss (gain) related to purchased product costs	11,964	(20,432)	4,166	(31,136)
Facility expenses	83,545	62,797	167,250	122,307
Derivative loss related to facility expenses	2,045	800	1,777	468
Selling, general and administrative expenses	27,701	25,499	62,991	50,741
Depreciation	104,078	71,562	206,007	139,579
Amortization of intangible assets	15,965	17,092	31,943	31,922
Loss (gain) on sale or disposal of property, plant and equipment	1,450	(37,736)	1,357	(37,598)
Accretion of asset retirement obligations	168	157	336	509
Total operating expenses	462,740	275,098	903,215	584,708

Income from operations	55,626	140,022	127,627	203,685

Other (expense) income:
Equity in (loss) earnings from unconsolidated affiliates	(721)	430	(471)	665
Interest income	10	62	19	211
Interest expense	(43,391)	(36,955)	(84,375)	(75,291)
Amortization of deferred financing costs and debt discount (a component of interest expense)	(1,449)	(1,784)	(4,273)	(3,614)
Loss on redemption of debt	—	—	—	(38,455)
Miscellaneous income, net	33	6	43	6
Income before provision for income tax	10,108	101,781	38,570	87,207

Provision for income tax (benefit) expense:
Current	(19)	(2,745)	326	(8,159)
Deferred	(2,921)	19,028	9,280	30,999
Total provision for income tax	(2,940)	16,283	9,606	22,840

Net income	13,048	85,498	28,964	64,367

Net (income) loss attributable to non-controlling interest	(4,071)	(1,799)	(7,495)	3,874

Net income attributable to the Partnership’s unitholders	$8,977	$83,699	$21,469	$68,241

Net income attributable to the Partnership’s common unitholders per common unit:
Basic	$0.05	$0.63	$0.13	$0.52
Diluted	$0.05	$0.55	$0.12	$0.45

Weighted average number of outstanding common units:
Basic	164,613	131,227	161,727	129,928
Diluted	181,237	151,866	178,378	150,580

Cash Flow Data
Net cash flow provided by (used in):
Operating activities	$244,450	$93,838	$356,823	$177,596
Investing activities	$(429,684)	$(825,660)	$(1,005,158)	$(1,435,021)
Financing activities	$361,165	$434,867	$862,442	$1,266,223

Other Financial Data
Distributable cash flow	$161,734	$128,391	$310,180	$238,216
Adjusted EBITDA	$208,231	$155,741	$395,798	$296,542

Balance Sheet Data	June 30, 2014	December 31, 2013
Total assets	$10,183,390	$9,396,423
Total debt	$3,464,637	$3,023,071
Total equity	$5,401,550	$4,798,133

MarkWest Energy Partners, L.P.

Operating Statistics

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Marcellus
Gathering system throughput (Mcf/d) (1)	599,500	544,000	600,500	526,700
Natural gas processed (Mcf/d)	1,823,200	1,033,700	1,732,500	931,400

C2 (purity ethane) produced (Bbl/d)	45,900	—	47,400	—
C3+ fractionated (Bbl/d) (2)	82,200	48,900	76,200	43,000
Total NGLs fractionated (Bbl/d)	128,100	48,900	123,600	43,000

Utica
Gathering system throughput (Mcf/d)	188,700	46,300	184,700	27,800
Natural gas processed (Mcf/d) (3)	293,800	46,300	272,700	27,200
C3+ fractionated (Bbl/d) (2)	13,500	—	12,900	—

Northeast
Natural gas processed (Mcf/d)	281,500	296,400	268,600	299,500
NGLs fractionated (Bbl/d) (4)	17,500	18,100	17,500	17,600

Keep-whole sales (gallons, in thousands)	24,800	27,100	57,000	64,500
Percent-of-proceeds sales (gallons, in thousands)	29,900	32,200	56,000	67,100
Total NGL sales (gallons, in thousands) (5)	54,700	59,300	113,000	131,600

Crude oil transported for a fee (Bbl/d)	10,600	9,700	10,200	10,000

Southwest
East Texas gathering systems throughput (Mcf/d)	549,500	521,700	522,800	510,500
East Texas natural gas processed (Mcf/d)	398,500	377,600	383,400	358,600
East Texas NGL sales (gallons, in thousands) (6)	109,500	86,200	203,400	158,400

Western Oklahoma gathering system throughput (Mcf/d) (7)	348,200	220,000	322,700	211,400
Western Oklahoma natural gas processed (Mcf/d)	296,300	189,900	269,800	188,100
Western Oklahoma NGL sales (gallons, in thousands) (8)	56,900	42,900	111,300	97,700

Southeast Oklahoma gathering system throughput (Mcf/d)	414,500	473,300	398,200	467,300
Southeast Oklahoma natural gas processed (Mcf/d) (9)	186,600	160,400	167,000	155,800
Southeast Oklahoma NGL sales (gallons, in thousands)	29,200	54,000	50,200	93,300

Other Southwest gathering system throughput (Mcf/d) (10)	48,900	39,900	47,900	30,300

Gulf Coast refinery off-gas processed (Mcf/d)	112,000	117,700	111,300	106,600
Gulf Coast liquids fractionated (Bbl/d) (11)	21,000	22,100	20,200	19,700
Gulf Coast NGL sales (gallons, in thousands) (11)	80,300	84,600	153,300	149,700

(1)              The 2013 volumes exclude Sherwood gathering for comparability as this system was sold to Summit in June 2013.

(2)              The Marcellus segment includes both the Houston Fractionation Facility and Marcellus’ portion utilized of the jointly owned Hopedale Fractionation Facility. Hopedale is currently jointly owned 60% and 40% by MarkWest Liberty Midstream and MarkWest Utica EMG, respectively.  The Utica segment includes only the portion it utilized of the jointly owned Hopedale Fractionation Facility.  Operations began in January 2014.  The volumes reported for 2014 are the average daily rate for the days of operation.

(3)              Utica operations began in August 2013.

(4)              Includes NGLs fractionated for Utica and Marcellus segments.

(5)              Represents sales at the Siloam fractionator. The total sales exclude approximately 8,757,000 gallons and 6,611,000 gallons sold by the Northeast on behalf of Marcellus for the three months ended June 30, 2014 and 2013, respectively. The total sales exclude approximately 22,010,000 gallons and 6,818,000 gallons sold by the Northeast on behalf of Marcellus for the six months ended June 30, 2014 and 2013, respectively.

(6)              Excludes zero and 318,000 gallons processed in conjunction with take in kind contracts for the respective three and six months ended June 30, 2014 and 3,989,000 and 12,351,000 gallons processed in conjunction with take in kind contracts for the respective three and six months ended June 30, 2013.

(7)              Includes natural gas gathered in Western Oklahoma and from the Granite Wash formation in the Texas Panhandle as management considers this one integrated area of operations.

(8)              Excludes 41,969,000 and 53,685,000 gallons processed in conjunction with take in kind contracts for the respective three and six months ended June 30, 2014.

(9)              The natural gas processing in Southeast Oklahoma is outsourced to our joint venture Centrahoma or other third-party processors.

(10)       Excludes lateral pipelines where revenue is not based on throughput.

(11)       Excludes Hydrogen volumes.

MarkWest Energy Partners, L.P.

Reconciliation of GAAP Financial Measure to Non-GAAP Financial Measure

Operating Income before Items not Allocated to Segments

(unaudited, in thousands)

Three months ended June 30, 2014	Marcellus	Utica	Northeast	Southwest	Eliminations (1)	Total
Segment revenue	$183,734	$30,826	$43,777	$271,140	$(900)	$528,577

Operating expenses:
Purchased product costs	39,710	7,353	15,169	153,628	—	215,860
Facility expenses	33,755	12,174	8,509	34,354	(900)	87,892
Total operating expenses before items not allocated to segments	73,465	19,527	23,678	187,982	(900)	303,752

Portion of operating income attributable to non-controlling interests	—	4,687	—	6	—	4,693
Operating income before items not allocated to segments	$110,269	$6,612	$20,099	$83,152	$—	$220,132

Three months ended June 30, 2013	Marcellus	Utica	Northeast	Southwest	Total
Segment revenue	$120,057	$3,594	$45,365	$227,842	$396,858

Operating expenses:
Purchased product costs	16,993	—	15,126	123,240	155,359
Facility expenses	22,272	6,412	6,655	29,778	65,117
Total operating expenses before items not allocated to segments	39,265	6,412	21,781	153,018	220,476

Portion of operating (loss) income attributable to non-controlling interests	—	(1,143)	—	53	(1,090)
Operating income (loss) before items not allocated to segments	$80,792	$(1,675)	$23,584	$74,771	$177,472

(1) Amounts represent revenues and expenses associated with the Northeast segment fractionation completed on behalf of the Marcellus segment, which occurs when NGL volumes in the Marcellus exceed its fractionation capacity.

	Three months ended June 30,
	2014	2013

Operating income before items not allocated to segments	$220,132	$177,472
Portion of operating income (loss) attributable to non-controlling interests	4,184	(1,090)
Derivative (loss) gain not allocated to segments	(20,762)	39,331
Revenue adjustment for unconsolidated affiliate	(3,833)	—
Revenue deferral adjustment and other	375	(1,437)
Compensation expense included in facility expenses not allocated to segments	(903)	(368)
Facility expense and purchase product cost adjustments for unconsolidated affiliate	2,598	—
Portion of operating loss attributable to non-controlling interests of an unconsolidated affiliate	509	—
Facility expenses adjustments	2,688	2,688
Selling, general and administrative expenses	(27,701)	(25,499)
Depreciation	(104,078)	(71,562)
Amortization of intangible assets	(15,965)	(17,092)
(Loss) gain on disposal of property, plant and equipment	(1,450)	37,736
Accretion of asset retirement obligations	(168)	(157)
Income from operations	55,626	140,022
Other (expense) income:
Equity in (loss) earnings from unconsolidated affiliates	(721)	430
Interest income	10	62
Interest expense	(43,391)	(36,955)
Amortization of deferred financing costs and debt discount (a component of interest expense)	(1,449)	(1,784)
Miscellaneous income, net	33	6
Income before provision for income tax	$10,108	$101,781

MarkWest Energy Partners, L.P.

Reconciliation of GAAP Financial Measure to Non-GAAP Financial Measure

Operating Income before Items not Allocated to Segments

(unaudited, in thousands)

Six months ended June 30, 2014	Marcellus	Utica	Northeast	Southwest	Eliminations (1)	Total
Segment revenue	$358,893	$54,592	$105,030	$530,470	$(2,471)	$1,046,514

Operating expenses:
Purchased product costs	74,000	11,488	35,624	306,312	—	427,424
Facility expenses	69,228	24,026	15,623	66,876	(2,471)	173,282
Total operating expenses before items not allocated to segments	143,228	35,514	51,247	373,188	(2,471)	600,706

Portion of operating income attributable to non-controlling interests	—	7,823	—	5	—	7,828
Operating income before items not allocated to segments	$215,665	$11,255	$53,783	$157,277	$—	$437,980

Six months ended June 30, 2013	Marcellus	Utica	Northeast	Southwest	Total
Segment revenue	$228,554	$4,217	$102,701	$436,208	$771,680

Operating expenses:
Purchased product costs	35,786	—	34,788	237,342	307,916
Facility expenses	44,908	10,374	13,179	58,468	126,929
Total operating expenses before items not allocated to segments	80,694	10,374	47,967	295,810	434,845

Portion of operating (loss) income attributable to non-controlling interests	—	(2,482)	—	117	(2,365)
Operating income (loss) before items not allocated to segments	$147,860	$(3,675)	$54,734	$140,281	$339,200

(1) Amounts represent revenues and expenses associated with the Northeast segment fractionation completed on behalf of the Marcellus segment, which occurs when NGL volumes in the Marcellus exceed its fractionation capacity.

	Six months ended June 30,
	2014	2013

Operating income before items not allocated to segments	$437,980	$339,200
Portion of operating income (loss) attributable to non-controlling interests	7,319	(2,365)
Derivative (loss) gain not allocated to segments	(16,663)	50,182
Revenue adjustment for unconsolidated affiliate	(3,833)	—
Revenue deferral adjustment and other	(1,119)	(2,801)
Compensation expense included in facility expenses not allocated to segments	(1,906)	(754)
Facility expense and purchase product cost adjustments for unconsolidated affiliate	2,598	—
Portion of operating loss attributable to non-controlling interests of an unconsolidated affiliate	509	—
Facility expenses adjustments	5,376	5,376
Selling, general and administrative expenses	(62,991)	(50,741)
Depreciation	(206,007)	(139,579)
Amortization of intangible assets	(31,943)	(31,922)
(Loss) gain on disposal of property, plant and equipment	(1,357)	37,598
Accretion of asset retirement obligations	(336)	(509)
Income from operations	127,627	203,685
Other (expense) income:
Equity in (loss) earnings from unconsolidated affiliates	(471)	665
Interest income	19	211
Interest expense	(84,375)	(75,291)
Amortization of deferred financing costs and debt discount (a component of interest expense)	(4,273)	(3,614)
Loss on redemption of debt	—	(38,455)
Miscellaneous income, net	43	6
Income before provision for income tax	$38,570	$87,207

Reconciliation of GAAP Financial Measure to Non-GAAP Financial Measure

Distributable Cash Flow

(unaudited, in thousands)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013

Net income	$13,048	$85,498	$28,964	$64,367
Depreciation, amortization and other non-cash operating expenses	120,361	88,889	239,311	172,166
Loss (gain) on sale or disposal of property, plant and equipment	1,450	(34,689)	1,357	(34,551)
Loss on redemption of debt, net of tax benefit	—	—	—	36,178
Amortization of deferred financing costs and debt discount	1,449	1,784	4,273	3,614
Equity in loss (earnings) from unconsolidated affiliates	721	(430)	471	(665)
Distributions from unconsolidated affiliates	2,541	1,962	3,910	2,728
Non-cash compensation expense	1,835	1,157	5,802	3,541
Unrealized loss (gain) on derivative instruments	18,844	(37,287)	7,024	(46,320)
Deferred income tax (benefit) expense	(2,921)	19,028	9,280	30,999
Cash adjustment for non-controlling interest of consolidated subsidiaries	(3,178)	1,720	(5,296)	3,489
Revenue deferral adjustment	1,722	1,645	3,813	3,410
Other (1)	12,867	3,318	21,022	5,355
Maintenance capital expenditures (2)	(7,005)	(4,204)	(9,751)	(6,095)
Distributable cash flow	$161,734	$128,391	$310,180	$238,216

Maintenance capital expenditures (2)	$7,005	$4,204	$9,751	$6,095
Growth capital expenditures of consolidated subsidiaries	681,198	799,322	1,265,572	1,428,989
Growth capital expenditures of unconsolidated subsidiaries (3)	40,013	—	40,013	—
Total capital expenditures	728,216	803,526	1,315,336	1,435,084
Acquisitions, net of cash acquired	—	225,210	—	225,210
Total capital expenditures and acquisitions	728,216	1,028,736	1,315,336	1,660,294
Joint venture partner contributions	(120,106)	(360,499)	(120,106)	(625,819)
Total capital expenditures and acquisitions, net	$608,110	$668,237	$1,195,230	$1,034,475

Distributable cash flow	$161,734	$128,391	$310,180	$238,216
Maintenance capital expenditures (2)	7,005	4,204	9,751	6,095
Changes in receivables, inventories and other assets	(35,710)	(68,767)	(42,763)	(67,501)
Changes in accounts payable, accrued liabilities and other long-term liabilities	120,755	37,601	95,041	10,053
Cash adjustment for non-controlling interest of consolidated subsidiaries	3,178	(1,720)	5,296	(3,489)
Other	(12,512)	(5,871)	(20,682)	(5,778)
Net cash provided by operating activities	$244,450	$93,838	$356,823	$177,596

(1) Other includes amounts related to capitalized interest associated with joint venture capital expenditures and fees earned related to development of joint venture capital projects.

(2) Net of joint venture partner contributions.

(3) Growth capital expenditures for Ohio Gathering, L.L.C.

MarkWest Energy Partners, L.P.

Reconciliation of GAAP Financial Measure to Non-GAAP Financial Measure

Adjusted EBITDA

(unaudited, in thousands)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013

Net income	$13,048	$85,498	$28,964	$64,367
Non-cash compensation expense	1,835	1,157	5,802	3,541
Unrealized loss (gain) on derivative instruments	18,844	(37,287)	7,024	(46,320)
Interest expense (1)	42,765	36,610	84,483	74,632
Depreciation, amortization and other non-cash operating expenses	120,361	88,889	239,311	172,166
Loss (gain) on sale or disposal of property, plant and equipment	1,450	(37,736)	1,357	(37,598)
Loss on redemption of debt	—	—	—	38,455
Provision for income tax (benefit) expense	(2,940)	16,283	9,606	22,840
Adjustment for cash flow from unconsolidated affiliates	3,262	1,532	4,381	2,063
Other (2)	9,606	795	14,870	2,396
Adjusted EBITDA	$208,231	$155,741	$395,798	$296,542

(1) Includes amortization of deferred financing costs and debt discount, and excludes interest expense related to the Steam Methane Reformer.

(2) For the three and six months ended June 30, 2014, Other includes amounts related to capitalized interest associated with joint venture capital expenditures and fees earned related to development of joint venture capital projects.

MarkWest Energy Partners, L.P.

Distributable Cash Flow Sensitivity Analysis

(unaudited, in millions)

The Partnership periodically estimates the effect on DCF resulting from changes in its volume forecast and NGL prices. The Partnership has become less sensitive to changes in commodity prices as a result of significant increases in fee-based income.  For the full year 2014, the Partnership estimates that net operating margin will be over 70 percent fee-based.  In addition, the Partnership has hedged approximately 60 percent of its forecasted 2014 NGL exposure on a volumetric basis, over 90 percent of these with direct product hedges.

The analysis further assumes derivative instruments outstanding as of August 6, 2014, and production volumes estimated through December 31, 2014.  The range of stated hypothetical changes in commodity prices considers current and historic market performance.

Estimated Range of 2014 DCF

		Volume Forecast (1)
		Low Case	Base Case	High Case
NGL $/Gal (2) (3)	$1.05	$635	$659	$680
	$1.00	$631	$654	$676
	$0.95	$627	$650	$671
	$0.90	$623	$646	$667
	$0.85	$619	$641	$662

(1)         Volume Forecast is increased/decreased by 10% in the Marcellus and Utica segments for the High and Low Cases.

(2)         The composition is based on the Partnership’s projected barrel of approximately: Ethane: 35%, Propane: 35%, Iso-Butane: 6%, Normal Butane: 12%, Natural Gasoline: 12%.

(3)         Composite NGL prices are based on the Partnership’s average forecasted price.

The table is based on current information, expectations, and beliefs concerning future developments and their potential effects, and does not consider actions the Partnership’s management may take to mitigate exposure to changes.  Further, the table does not consider the effects that such hypothetical adverse changes may have on overall economic activity.  Historical volumes, prices and correlations do not guarantee future results.

Although the Partnership believes the expectations reflected in this analysis are reasonable, the Partnership can give no assurance that such expectations will prove to be correct and readers are cautioned that projected performance, results, or distributions may not be achieved.  Actual changes in market prices, market conditions and constraints, production, NGL composition, infrastructure availability, market participants, and ratios between product prices may differ from the assumptions utilized in the analysis. Actual results, performance, distributions, volumes, events, or transactions could vary significantly from those expressed, considered or implied in this analysis.  All results, performance, distributions, volumes, events or transactions are subject to a number of uncertainties and risks. Those uncertainties and risks may not be factored into or accounted for in this analysis.  Readers are urged to carefully review and consider the cautionary statements and disclosures made in the Partnership’s periodic reports filed with the SEC, specifically those under the heading “Risk Factors.”